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                                                                     EXHIBIT 5.1

                                 Law Offices of
                Greenberg Glusker Fields Claman & Machtinger LLP


                                 July 28, 1998

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed by Four Media Company (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,442,750 shares of Common Stock, par value $.01 per share (the "Common Stock"), to be issued by you pursuant to the Four Media Company 1997 Stock Plan and the Four Media Company 1997 Director Option Plan (the "Plans") and certain Non-Qualified Stock Option Agreements with Repurchase Provisions (the "Agreements"), as follows:

     (a) Seven hundred thousand shares upon the exercise of options granted or to be granted under the 1997 Director Option Plan;

     (b) Two million one hundred twenty-seven thousand six hundred twenty-five shares upon the exercise of options granted or to be granted under the 1997 Stock Plan; and

     (c) Six hundred fifteen thousand one hundred twenty-five shares upon the exercise of options granted pursuant to the Agreements.

     As your counsel, we are familiar with the proceedings taken and proposed to be taken in connection with the authorization of the Plans and the Agreements and the Common Stock to be issued pursuant to and in accordance with the Plans and the Agreements, and we have examined such matters of fact and law as we have deemed relevant in connection with this opinion.

     Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and with the provisions of the Plans and the Agreements, as applicable, will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                     Respectfully submitted,


                                     GREENBERG GLUSKER FIELDS
                                     CLAMAN & MACHTINGER LLP